Exhibit 99

GORMAN-RUPP REPORTS SECOND QUARTER FINANCIAL RESULTS

Mansfield, Ohio – July 25, 2014 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the second quarter ended June 30, 2014.

Net sales during the second quarter of 2014 increased 3.1% to $109.7 million compared to $106.4 million during the same period in 2013. Domestic sales increased 11.9% or $8.3 million while international sales decreased 13.5% or $5.0 million. Sales in water end markets increased 1.1% or $0.7 million and sales in non-water end markets increased 5.7% or $1.8 million during the second quarter.

The second quarter increase in water end market sales was largely due to increased sales in the municipal market of $5.1 million driven by large volume pumps related to wastewater and flood control. This increase was partially offset by lower fire protection sales of $3.2 million due to timing of shipments and lower agriculture sales driven by wet weather conditions. Sales increased $1.8 million in non-water markets primarily due to increased shipments for the OEM market related to power generation equipment and pumps for residential appliances.

Net sales for the six months ended June 30, 2014 were a record $219.8 million compared to $198.9 million during the same period in 2013, an increase of 10.5%. Domestic sales increased 16.0% or $20.7 million while international sales were comparable to the same period in 2013. Sales increased $12.7 million in water end markets primarily due to higher sales in the municipal market of $9.4 million driven by large volume pumps related to wastewater, water supply and flood control. In addition, sales in the construction market increased $4.6 million principally for pumps for rental businesses and for oil and gas drilling and fracking within North America. These increases were reduced by lower agriculture sales of $2.1 million in large part driven by wet weather conditions. Sales increased $6.6 million in non-water markets primarily due to increased shipments for the OEM market related to power generation equipment and pumps for military applications and residential appliances.

Gross profit was $26.9 million for the second quarter of 2014, resulting in gross margin of 24.5% compared to 24.9% in the same period in 2013. The decrease in gross margin was principally due to increased cost of material primarily from the purchase of completed components for our previously disclosed Permanent Canal Closure and Pumps (“PCCP”) project driven by timing and capacity constraints, and freight costs due mostly to PCCP flood control project specialized shipments. These costs and some additional temporary labor totaled 160 basis points. Operating income was $13.4 million, resulting in operating margin of 12.2% in the second quarter of 2014 compared to 12.7% in the same period in 2013. The gross margin and operating margin for the second quarter of 2013 were reduced by 100 and 150 basis points, respectively, due to a non-cash pension settlement charge which did not recur in the second quarter of 2014.

Net income was $8.9 million during the second quarter of 2014 compared to $9.2 million in the second quarter of 2013 and earnings per share were $0.34 and $0.35 for the respective periods. Earnings per share for the second quarter of 2013 included a reduction of $0.04 due to a non-cash pension settlement charge which did not recur in the second quarter of 2014.

Gross profit was a record $54.5 million in the first six months of 2014 resulting in gross margin of 24.8% compared to 24.0% in 2013. Operating income also was a record $28.1 million resulting in operating margin of 12.8% in the first six months of 2014 compared to 10.9% in 2013. The gross margin and operating margin for the first six months of 2013 were reduced by 100 and 160 basis points, respectively, due to a non-cash pension settlement charge which did not recur in the second quarter of 2014.

Net income for the first six months of 2014 was a record $18.8 million compared to $15.0 million in 2013 and earnings per share were $0.72 and $0.57 for the respective periods. Earnings per share for the first six months of 2013 included a reduction of $0.07 due to a non-cash pension settlement charge which did not recur in the first six months of 2014.

The Company’s backlog of orders was $173.8 million at June 30, 2014 compared to $182.2 million at December 31, 2013. Incoming orders grew 12.6% during the current quarter compared to the previous quarter reflecting increased activity across both our water and non-water end markets. The $8.4 million decrease in backlog is principally due to record shipments during the first six months of 2014. Approximately $53.5 million of the PCCP project to supply major flood control pumps to a member of a joint venture construction group for a significant New Orleans flood control project remain in the June 30, 2014 backlog total. The pumps for this project are expected to be shipped primarily in the second half of 2014 and first half of 2015.

Cash and short-term investments totaled $29.7 million and short-term bank debt was $22.7 million at June 30, 2014. During the second quarter of 2014, $18.0 million was borrowed to fund the acquisition of the assets of Bayou City Pump Company. Working capital rose $0.7 million from December 31, 2013 to $129.2 million at June 30, 2014. Net capital expenditures for 2014, consisting principally of machinery and equipment and building improvements, are estimated to be in the range of $12 to $14 million and are expected to be financed through internally generated funds.

Jeffrey S. Gorman, President and CEO said, “We are pleased with the Company’s performance during the first six months of the year and remain encouraged by the incoming order activity we are seeing across most of the key markets we serve. This activity continued to increase this quarter and helped us achieve a strong start in 2014 with record first half year revenue and earnings. We also are pleased about the recent acquisition of Bayou City Pump Company and the new niche market opportunities it should provide.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including interest rates and capital and consumer spending; (2) competitive factors and competitor responses to initiatives of The Gorman-Rupp Company; (3) successful development and market introductions of anticipated new products; (4) stability of government laws and regulations, including taxes; (5) stable governments and business conditions in emerging economies; (6) successful penetration of emerging economies; (7) unforeseen delays or disruptions in the New Orleans flood control project; and (8) continuation of the favorable environment to make acquisitions, domestic and foreign, including regulatory requirements and market values of candidates and our ability to successfully integrate and realize the anticipated benefits of completed acquisitions. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$109,728	$106,415	$219,792	$198,872
Cost of products sold	82,824	79,934	165,334	151,167

Gross profit	26,904	26,481	54,458	47,705
Selling, general and administrative expenses	13,483	12,964	26,344	25,931

Operating income	13,421	13,517	28,114	21,774
Other income (expense) - net	(193)	(21)	(54)	(51)

Income before income taxes	13,228	13,496	28,060	21,723
Income taxes	4,368	4,328	9,246	6,737

Net income	$8,860	$9,168	$18,814	$14,986

Earnings per share	$0.34	$0.35	$0.72	$0.57

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	June 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$29,701	$31,376
Accounts receivable - net	75,864	59,374
Inventories	88,376	89,946
Deferred income taxes and other current assets	11,317	8,593

Total current assets	205,258	189,289
Property, plant and equipment - net	132,810	131,189
Other assets	6,396	3,657
Goodwill and other intangible assets	41,170	31,503

Total assets	$385,634	$355,638

Liabilities and shareholders’ equity
Accounts payable	$20,252	$17,882
Short-term debt	22,667	9,000
Accrued liabilities and expenses	33,105	33,878

Total current liabilities	76,024	60,760
Postretirement benefits	18,988	18,393
Deferred and other income taxes	12,331	12,345

Total liabilities	107,343	91,498
Shareholders’ equity	278,291	264,140

Total liabilities and shareholders’ equity	$385,634	$355,638

Shares outstanding	26,253,043	26,253,043